Filed pursuant to Rule 424(b)(5)
Registration No. 333-264579

Prospectus Supplement Amendment

(To Prospectus Supplement dated October 3, 2022 and Prospectus dated May 31, 2022)

10,514,018 Class A Ordinary Shares

CN ENERGY GROUP. INC.

This Prospectus Supplement Amendment (this “Amendment”) amends and supplements the information contained in our Prospectus Supplement dated October 3, 2022 (the “Original Prospectus Supplement”) and our Prospectus dated May 31, 2022 (the “Prospectus”). The Original Prospectus Supplement and the Prospectus form a part of our Registration Statement on Form F-3 (File No. 333-264579), as amended, which we initially filed with the U.S. Securities and Exchange Commission on April 29, 2022.

This Amendment should be read in conjunction with the Original Prospectus Supplement and the Prospectus and is qualified by reference to the Original Prospectus Supplement and the Prospectus. This Amendment is not complete without, and may only be delivered or used in conjunction with, the Original Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto. Except as specifically amended by this Amendment, all portions of the Original Prospectus Supplement and the Prospectus remain in full force and effect.

The purpose of this Amendment is to disclose that, in connection with our offering of 10,514,018 Class A ordinary shares, no par value, we (i) delete the following sentence from the cover page of the Original Prospectus Supplement: “The aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, as of October 3, 2022, was approximately US$18.10 million, which was calculated based on 20,032,658 ordinary shares held by non-affiliates as of October 3, 2022 and a per share price of US$2.71, which was the closing price of our ordinary shares on Nasdaq on August 4, 2022.” and (ii) replace it with the following sentence: “The aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, as of October 3, 2022, is approximately US$54.29 million, which is calculated based on 20,032,658 ordinary shares held by non-affiliates as of October 3, 2022 and a per share price of US$2.71, which was the closing price of our Class A ordinary shares on Nasdaq on August 4, 2022.” Accordingly, the Original Prospectus Supplement and the Prospectus are amended to the extent described in the preceding sentence.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-9 of the Original Prospectus Supplement and page 11 of the Prospectus and risk factors set forth in our most recent annual report on Form 20-F.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this Amendment, the Original Prospectus Supplement, or the Prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Amendment is October 13, 2022.